NHC/Clinvue

PoNS Portable Neurostimulator device

Commercial Development-to-Supply Program

Attention
Philippe Deschamps, President
NHC Corporation
208 Palmer Alley,
Newtown PA 18940

Date
October 25, 2013

Prepared by
Rick Beaulieu

Proposal ID: NHC102513, revision B
Table of Contents

Ximedica
55 DuPont Drive
Providence, RI 02907
Tel 401.330.3163
Fax 401.626.3356
www.ximedica.com

NHC/Clinvue
PoNS Portable Neurostimulation Device Commercial Development Program

Confidential	Page 2 of 22

Overview

NHC is in the process of developing a system which is referred to as the PoNS device. The device has been designed to deliver low-level electrical current to stimulate the lingual projections of, at least, two cranial nerves in the tongue through the gold-plated electrodes. The device has already been through Phase 1 clinical trials and has shown performance efficacy. This device would be intended for use in the home of a patient.

CLINVUE provided a description of the product development efforts to date (ref NHC RFPv1.PDF, rec’d 07/01/13) and has visited Ximedica’s Providence, Rhode Island facility. NHC/CLINVUE is intending to use a qualified partner to execute the remaining development cycle activities including design, development, verification testing and assembly. In addition, NHC/CLINVUE is intending to rely on Ximedica to maintain design control, assemble the Design History File (DHF) and plan and conduct other development activities such as packaging, labeling and other needed development-to-supply activities. Ultimately, NHC/CLINVUE is considering Ximedica to design, develop and produce a PoNS product solution suitable for commercial use, according to the requirements by NHC, and in conformance with established FDA Quality System Regulations and design control requirements in order to obtain FDA clearance to market the product. NHC has requested a proposal for executing a fully integrated development process for this device.

Ximedica is well suited for this development-to-supply program. Ximedica has a solid history of designing and developing medical and home healthcare products such as the type requested by NHC. This work experience spans: collection of user needs, concept and feasibility work, risk assessment, detailed design and engineering, specification development, test protocol development, process validation, maintenance of design control documentation, and compilation of Design History Files and Device Master Records (DMR). These programs often include the sourcing of components and subassemblies using our Approved Vendor List (AVL) and the assembling and delivery of both clinical units and production units. Ximedica has successfully developed and manufactured a number of Class II medical devices for clients. In some cases, the manufacturing was done by Ximedica, in other cases; the client wanted to use either a known contract manufacturer or wanted to transfer the client’s manufacturing line. Regardless of this choice, Ximedica has a Quality Management System that allows for this flexibility, while ensuring efficient program execution. Unlike the big-box contract manufacturing firms, Ximedica’s manufacturing flexibility can provide single batch, human-use clinical builds ranging from a few hundred units to fifty thousand units and has also shipped between 100-10,000 units on an ongoing monthly basis for our clients. This flexibility allows our clients to get product manufactured in a controlled, documented way with disrupting their existing assembly lines with one-time builds or, if a start-up, creating an approved manufacturing facility from scratch.

Ximedica has offices in Minneapolis and Hong Kong. The Hong Kong office supports overseas supply chain activities, when appropriate.

Objective

To design, develop and produce a PoNS product solution suitable for clinical trial and commercial sale according to the requirements by NHC, in conformance with established FDA Quality System Regulations and design control requirements, and to help NHC obtain FDA clearance to market the product.

Summary of Ximedica’s Experience

Ximedica’s team includes deep experience in research, human factors & industrial design, over 50 engineers, design assurance, regulatory professionals, and a manufacturing and supply group focused on NPI (new product introduction). Our project managers are trained and experienced in medical device development and work collaboratively and transparently with our clients. All Ximedica employees have been formally trained in the various activities associated with their roles and fields of expertise for development and manufacture of medical products.

Every project has a core team that is consistent throughout the entire program to ensure efficient information transfer between disciplines. That core team is augmented with other product development professionals in the Ximedica resource pool as needed. Ximedica’s integrated approach to design and development has been proven to result in successful product outcomes, meet regulatory compliance rigor and achieve schedule objectives. This vertical integration of the entire product development process, including manufacturing, brings efficiencies in resourcing and scheduling. From a client’s perspective, this also brings unambiguous accountability for the successful completion of the program.

For this assignment, Ximedica shall draw together a project team of professionals with experience throughout the medical device and scientific products industry including Covidien/Tyco, Boston Scientific Corporation, Johnson & Johnson, Inc., Smith & Nephew, and Becton Dickinson to name a few. Ximedica believes strongly that this ability to bring diversity to the program will generate a superior product for NHC.

A particularly relevant development and manufacturing effort is the J&J VerV™ neurostimulation device (see photo above). This device was a single-use patch intended to be worn for a week or so. The Verv patch also used a pulsed carrier waveform to deliver neurostimulation therapy, but used hydrogel pads instead of an electrode array as the conductive element. The battery-driven electrical signal produced by the VerV™ patch is within the safety levels described within the IEC 60601-2-10 standard for Medical Electrical Equipment Part 2: Particular Requirements for the Safety of Nerve and Muscle Stimulators. The VerV™ controller was not hard-wired to the patch but communicated via wireless signal. In a similar fashion to the NHC request, Ximedica codified the design and created the DHF and DMR and developed the manufacturing line to create clinical and production units that were sold in Europe. Ximedica serves as the distribution center for J&J Operations for shipment to the EU.

We are a full service, ISO-13485, 2003 certified as both medical device developer and a manufacturer. As a contract manufacturer we are FDA registered and have significant experience in programs which require creative solutions that balance technical needs with usable, cost-effective designs. Due to the number of top medical clients Ximedica works with, and given we create hold and maintain their DHF’s, our Quality Management System is successfully audited nearly every month, passing muster with the most stringent auditors.

Key Points

•	Single point of contact for program accountability; no gaps between disciplines

•	Track record in the successful development/manufacture of medical devices (minimum Class II), either as a turn-key operation or in direct partnership with existing suppliers

•	Proven design capabilities including electronics, firmware, mechanical, bio-design, manufacturing processes and process development, Industrial Design, testing

•

Our in house Regulatory experts have a working relationship with FDA counterparts and can serve as a resource to determine a regulatory path or can ensure the coordinated execution of a predetermined regulatory plan.

•	Ability to create and maintain a formal Design History File for delivery to NHC upon completion

•	Ability to create and maintain a formal Device Master Record

•	Ability to scale production capacity in-house to all but the highest volume manufacturing (millions/year)

•	ISO Certifications: e.g. fully maintained ISO 13485 approved design process etc.

•	Fully implemented FDA GMP Quality System for manufacture including IQ/OQ/PQ etc.

•	Ximedica has a Class 8 clean room and relationships with sterilization facilities should our clients need sterile product

•	Ximedica maintains a rigorous inventory control procedure and can serve as a warehousing and distribution center for finished goods

•	If and when the time is right, Ximedica can make the transfer to the next manufacturing site smooth. This can include generation of needed process validation documentation.

Program Communications

In addition to the formal review meetings required by Design Control SOP’s, Ximedica recommends regular and systematic contact with key NHC and Clinvue staff throughout the program. Below is a list of communications tools and methods which Ximedica intends to use in order to keep NHC up to date. This is by no means an exhaustive list and can be modified to suit NHC preferences and policies.

•	Weekly status dashboard memo (includes meeting minutes, summary of work completed, issues being chased, decisions made, budget status, etc.)

•

Weekly conference call (street-level task reviews with core team; review progress to date, review any new test data or reports generated, redirect efforts on an as-needed basis, etc.; WebEx may also be utilized during these meetings.)

•	Regular face-to-face meetings (our experience has proven time and time again that getting together in person has significant and valuable benefits)

Responsibilities

In order to properly frame the project and establish a budget, listed below are some basic assumptions regarding responsibilities. These assumptions are meant to establish a baseline understanding between Ximedica and NHC. As described in the meeting and in a follow up email, Ximedica’s Program Requirements and Responsibilities form (F-1029) will be completed at the beginning of the project and will fully document responsibility for activities and DHF artifacts between NHC and Ximedica. This form also includes references to which company’s SOP’s or forms will be used and who has signing authority, etc.

NOTE:	Ximedica is willing to take on any of the responsibilities assigned to NHC but would require an adjustment to this proposal and associated budget and schedule.

NHC

1.	NHC shall be responsible for acquiring legal opinions to confirm that the product design does not infringe on any patents.

2.	NHC shall be responsible for collection of Voice of Customer (VOC) inputs and generation of a Market Input Specification.

3.	NHC shall be responsible for IRB preparation and management, as required.

4.	NHC shall be responsible for arranging any clinical trials and conducting clinical Design Validation activities, as required.

5.	NHC shall be responsible for specifying the function of the array and electronic signal needed to affect treatment.

6.	NHC shall be responsible for the clinical effectiveness of the system as a whole.

7.	NHC shall be responsible for the Regulatory plan of the system, as a whole.

8.	NHC shall be responsible for the review and submission of FDA documents.

9.	NHC shall be responsible for the external form factor and global architecture of the PoNS assembly as defined in the design requirements documentation.

Ximedica

10.	Ximedica shall be responsible for planning and preparing all filings for the FDA.

11.	Ximedica shall be responsible for selecting the materials of the PoNS device assembly and confirming their biocompatibility as needed.

12.

Ximedica shall be responsible for generating and maintaining all design control-related documentation for the development and design verification of the PoNS device using Ximedica’s design control processes and formats unless otherwise agreed to with NHC.

13.	Ximedica shall be responsible for unit packaging design and specification generation.

14.	Ximedica shall be responsible for designing and specifying all labeling including the instructions for use for the device.

15.

Ximedica shall be responsible for Usability testing, including required documentation, recruitment and compensation of all Usability Test subjects, Facility rentals and fee, compilation of test reports, etc.

Key Assumptions

The work scope, schedule and budget for this development program are based upon the following assumptions.

1.

The core circuitry and output wave form characteristics for the PoNS device are known and understood. Ximedica assumes that it is refining and re-packaging the existing internal components and assemblies in order to make the product more readily and consistently manufactured and to assure compliance with identified product requirements.

2.	It is assumed that the refined design solution will contain data/treatment recording and reporting capabilities.

3.	The PoNS system solution will consist of the following discrete “elements”:

a.	Rechargeable PoNS controller unit that generates the waveform and is the interface for the user (durable)

b.	PoNS headset that supports the electrode array in the user’s mouth and is connected to the controller unit by a cable (durable)

c.	PoNS mouthpiece device (30 day reusable)

d.	PoNS Wall chargers for intended markets (durable OTS)

e.	PoNS system packaging/shipping container and labels

f.	PoNS replacement mouthpiece packaging/shipping container and labels

g.	PoNS IFU in 4 languages

h.	PoNS belt clip, lanyard, arm band, and kick stand accessories for the controller unit

i.	PC-based PoNS Data Manager Application

Project Process Summary

Below are the development phases and their general definitions which Ximedica follows as its primary stage gates. To ensure alignment with NHC/CLINVUE, Ximedica takes a rigorous approach to declare the responsible parties for each of the Design History File artifacts required by the FDA. Once these responsibilities are defined, follow on activities required to finish the phase (and program) can be assessed and planned. Within the graphic, key activities and deliverables are shown for reference. Detailed descriptions of the process and deliverables specific for this work scope will be part of a detailed proposal.

Phase 0 – Research, Product Strategy and Concept Generation (COMPLETE)
Conduct voice of the customer (VOC) research as well as other user and market research. Identify User needs. Explore options for technical and human factors solutions to meet the stated objectives of the client, and may also include assessment of the product’s market potential and the likely acceptance of the device by end users.

Phase 1 – Concept Development / Requirements Development (Partially Complete)
Ongoing user and product needs development. Conduct predicate device benchmarking. Develop product design requirements documentation. Concept development including developing product’s risk analysis, human factors, industrial design, materials evaluation, initial engineering design, functional proof of principle prototypes and initial product cost estimation. Perform regulatory due diligence and formulate preliminary regulatory strategy assessment and plan.

Phase 2 – Design Development
Convert selected product design into a fully specified design suitable for ensuring consistent manufacturing and quality control processes. Construct prototypes to confirm proper function per established protocols and test criteria. Generate complete design documentation package and requisite design control evidence. Update regulatory strategy based upon design choices, intended use(s) profile and risk assessment.

Phase 3 – Design Verification
Conduct prototype builds and design verification testing suitable for regulatory submission. Work shall include reliability testing, shelf life stability testing, biocompatibility testing, if required, etc. Finalize regulatory strategy and plan and begin preparing the FDA and/or EU submission package.

Phase 4 – Process Validation, Design Validation and Manufacturing Transfer
Coordinate all activities required to get product ready for production. Work shall include generation of all manufacturing and quality procedures and processes, proper structuring of BOMs and Routers, IQ/OQ/PQ efforts and design validation. Complete and submit FDA/EU submission package and manage all communications regarding review.

Phase 1: Concept Development & Technical Inputs

Ximedica’s Phase 1 is devoted to defining objectives, identifying viable design solutions, conducting feasibility bench-testing and verifying that user requirements can be met. Extended efforts are typically invested in generating ideal user experience profiles, conducting human factors and user interface assessments, evaluating and down-selecting technological options, generating a preliminary understanding of cost drivers and, ultimately, attempting to quantify all these different influencers via objective metrics.

In addition, Phase 1 includes planning a preliminary regulatory submission strategy designed to obtain marketing clearance from FDA and establishing a detailed development plan which includes hazards analysis, VOC collection and intellectual property constraints and opportunities. For this project, NHC has indicated that it has completed or will be responsible for some of these areas of development and planning. (Refer to Responsibilities Section)

Phase 1A – Concept Generation (complete)

Based on the work done to date with Clinvue, activities normally required as part of Phase 1A activities have been completed. This work effort resulted in NHC selecting a preferred industrial design, determining many of the technical requirements for the system and demonstrated function of the circuit design and software algorithms.

Phase 1B – Concept Refinement and Design History File (DHF) documentation

Phase 1B will be focused on completing the documentation required satisfy the transition into Phase 2 Development. This effort will include establishing the formal design requirements within Ximedica’s design control process, producing a use-case that will allow a Preliminary Hazards Analysis and Use Failure Modes and Effects Analysis (UFMEA). Any identified risks will then be mitigated by additional product requirements. Review of the Regulatory Strategy and freedom to operate/intellectual property will also occur. At the end of Phase 1B, requirements are finalized and the program will be ready to enter Phase 2 for expedient execution.

Phase 1B Process

1.

Conduct a kickoff meeting with the NHC team. Confirm objectives, design requirements, schedule objectives, etc. NHC to deliver a representative PoNS device and its control circuitry to Ximedica offices for detailed review. Meeting is anticipated to be held at the Ximedica office or via WebEx.

2.	Review the preliminary System Design Specification (SDS) document and any other DHF documentation produced to date.

3.

Review the current state of design information provided by NHC: product architecture and concept design, component layout, internal frame construction, human interface locations and overall system. Particular attention will be paid to the interfaces and connections between the controller, head piece and the disposable.

4.	Conduct an interim review with NHC. Present refined concepts, layouts and evaluations accomplished to date. This meeting could be held via WebEx.

5.

Identify and list areas of the design which should be prototyped and tested as assemblies or subassemblies before integration into the complete product configuration. This would include product features, functions and/or structural areas which may not be fully understood or known to meet requirements. It is anticipated that we will need to prototype the following system details:

a.	Confirm new reduced size architecture and components still provide anticipated function

b.	Confirm refined circuit design works as intended

6.

Design feasibility models for the relevant assemblies or subassemblies in order to evaluate the primary mechanics, user interfaces and device characteristics. These prototypes would be in rough form and only intended to prove critical functions.

The prototypes would include the following elements:

a.	Representative materials

b.	Representative mechanisms

c.	Representative user interfaces for primary functions

The prototypes would not include the following elements:

d.	Production-grade materials

e.	Show-quality form and finishing

7.	Conduct an interim review with NHC. Present feasibility designs and receive permission to build feasibility prototypes. This meeting could be held via WebEx.

8.	Upon approval from NHC, construct feasibility models for each area identified. This shall include ordering components, inspecting all critical features or dimensions, and fitting and assembling parts.

9.	Update and refine the models based on initial test results and issues discovered as a result of initial testing.

10.	Review any new information and the preferred production configuration with NHC. NHC to confirm design approach and provide input for any design modifications or enhancements.

11.

Prepare and conduct several simulated use review sessions. These sessions are anticipated to focus on reviewing non-functional concept models with patients who would typically use the device. These sessions should also be structured as part of Formative Usability documentation. Work should include:

a.	Protocol generation (study plan, interview scripts, interview location prep, etc)

b.	Institutional Review Board (IRB) preparation and approval, if required

c.	Recruitment of participants (likely 8 - 10 participants)

d.	Conducting interviews, recording interviews

e.	Compilation of interview findings and observations

f.	Report and conclusions regarding concepts acceptance and opportunities for improvement

g.	Ximedica would expect to witness this session

12.	Generate a list of improvements which will be required in the Phase 2 design. Confirm that there are no high-risk concerns within this list.

13.	Update and illustrate the anticipated production configuration and industrial design based on the results of feasibility testing and the list of improvements.

14.	In parallel with the above activities and in compliance with design control and project planning methods, generate the following:

a.	Refined System Design Specification

b.	Preliminary Quality Plan

c.	Initial Risk Assessment

d.	[NHC Responsibility] Regulatory submission strategy and requirements

e.	Master Project Schedule

15.	Conduct a Phase 1 design review w/ NHC including signatures and detailed meeting minutes and action item list. This meeting is anticipated to be held at the Ximedica offices or via WebEx.

16.	Based on NHC’s feedback and direction, Ximedica shall update the follow-on phase processes, schedules, budget and deliverables in order to continue the development cycle.

17.	After meeting details have been properly recorded and organized, populate Ximedica’s Design History File (DHF).

Phase 1B Deliverables:

•	Initial functional evaluations
•	Initial component searching/sourcing
•	Listing of areas to be functionally prototyped and tested
•	Feasibility model designs
•	Feasibility models; one per each area identified
•	Simulated use protocols, recruiting records and interview reports
•	List of improvements required
•	Updated product configuration
•	Updated Industrial Design
•	System design specification
•	Hazards analysis and Use FMEA
•	Updated Ximedica proposal, budget and schedule for next work scope

Phase 2: Product Development

The goal of Phase 2 is to update the product design based on the feasibility solutions identified and tested during Phase 1. This phase will concentrate on completing engineering activities and fully specifying the production design solution. At the conclusion of this phase, the overall product design will have been proven to meet requirements and shall be ready to go into formal design verification testing. The primary result of this phase is a production-representative prototype and specification package.

Process:

1.	Conduct phase kickoff meeting.

2.	Continue to refine and develop the design based on NHC’s feedback from the Phase 1 review.

3.	Detail mechanical components in 3D CAD in sufficient detail to make production-representative prototypes.

4.	Detail PCB specifications and other electromechanical components and assemblies.

5.	Refine embedded software functions per established requirements.

6.	Conduct tolerance analysis of all critical to fit and critical to function areas within the assembly. Generate a report and update any design details as required.

7.	Conduct Design FMEA. Update Use FMEA as required.

8.	Review design details with NHC and receive approval to construct prototypes.

9.	Establish Ximedica interface with prototype component suppliers.

10.	Construct an engineering prototype build and conduct testing.

a.	Procure and/or fabricate prototype parts for the complete assembly of the system (plastic parts, machined parts, etc.)

b.	Assemble four (4) functioning “first pass” main unit assemblies and 10 disposable assemblies

c.	Generate test protocols for evaluating the prototype assemblies.

d.	Test prototypes for proper function versus design specifications.

11.	Conduct review with NHC to evaluate prototypes. Generate a list of improvements that are required. Review meeting shall be conducted via WebEx.

12.	Refine engineering details.

13.	Adjust prototype design and repeat testing as required.

14.	Conduct review with NHC to evaluate prototypes. Generate a list of improvements that are required. Review meeting shall be conducted via WebEx.

15.	Design and prototype preliminary packaging, labeling and Instructions for Use (IFU’s).

16.

In parallel with above activities, prepare and conduct several review sessions with representative users. These sessions would focus on reviewing the prototypes and/or updated user interfaces from the above steps with typical users of the device. These sessions would also be structured as part of Exploratory (Formative) Usability documentation. Work should include:

a.	Protocol generation (study plan, interview scripts, interview location prep, etc)

b.	Recruitment of participants (number of participants and site locations TBD)

c.	Conducting and recording interviews

d.	Conducting simulated use evaluations of the concept models

e.	Compilation of interview findings and observations

f.	Report and conclusions regarding concepts acceptance and opportunities for improvement

17.

Finalize engineering and 3D CAD design for all components and assemblies. Confirm that there are no high-risk concerns within this list. Generate updated engineering calculations or FEA reports as required to support decisions.

18.	Finalize PCB designs, electromechanical component specs and software functions.

19.

Generate and release 2D drawings for all components and assemblies. Drawings to include identification of all major and critical dimensions, material and surface finish callouts and any key inspection criteria, etc.

20.	Complete product packaging specifications.

21.	Generate draft of Instructions for Use.

22.	Update key documents and plans:

a.	Bill of Materials (BOM)

b.	Cost estimates (COGs)

c.	System Design Specification (SDS)

d.	Test Protocols

e.	Draft Design Verification Plan

23.	Based on NHC’s feedback and direction, Ximedica shall update the follow-on phase processes, schedules, budget and deliverables in order to continue the development cycle.

24.	Request and receive quotes for short-run quantity components.

25.	Conduct a Phase 2 design review w/ NHC including signatures and detailed meeting minutes and action item list.

Phase 2 Deliverables:

•	Presentation of developments
•	3D CAD files
•	PCB design files
•	Tolerance Analysis
•	“First Pass” Engineering prototypes, two main unit assemblies and 10 disposable assemblies
•	Prototype test reports and data
•	Formative Usability Testing protocol, interviews and reports
•	Preliminary packaging and labeling design
•	Design FMEA
•	Updated Use FMEA
•	Formative Usability testing reports
•	Finalized CAD files and drawings
•	2D drawing package
•	PCB spec package
•	Electromechanical component specs

•	Embedded software programming specs
•	Product packaging specification package
•	Draft Instructions for Use
•	Updated BOM
•	Updated COGS estimates
•	System Design Specification (SDS)
•	Test protocols
•	Draft Design Verification Plan
•	Updated test protocols
•	Updated Ximedica proposal, budget and schedule for next work scope
•	Phase 2 design review report

Phase 3/Phase 4: Design Verification and Manufacturing Preparation

The goal of this phase is to construct production-quality assemblies, including their packaging and labeling, and formally verify that the design generated during Phase 2 is fully capable of meeting the established design requirements.

NOTE:

It is assumed that this phase overlaps with Phase 2 by one month. Prudent tooling and manufacturing fixtures must be designed and released early, with some risk, to achieve the build, Design Verification and lot release of the 200 systems for the planned September 2014 clinical trial.

Process:

1.

Commission all molds and tooling (if any required) for component procurement and assembly. It is assumed that this phase will use rapid-prototyping methods and/or sources, such as Class 103 molds, for all components with lead times no longer than six weeks. It may be possible to use these short- run tools for Design Validation test units and possibly for initial distribution units.

2.	Establish formal control of supply chain. Conduct vendor quality audits as required. Enter all suppliers into Approved Vendor Listing database. Enter all components and vendors into ERP system.

3.	Generate manufacturing procedures and in-process inspection procedures. Establish final functional verification tests for sub-assemblies. Conduct a preliminary Process FMEA.

4.

Update the master design verification plan for evaluation of all functions and features. This plan shall describe all the tests to be conducted as part of the formal Design Verification effort. Update and generate any supporting verification protocols. Tests shall include all performance testing including:

a.	Measurement System Analyses (where appropriate)

b.	Functional Performance per design requirements (accuracy, repeatability, sensitivity, etc)

c.	Submission to environmental conditions

d.	Lifecycle tests

e.	Packaging validation

f.	Ship testing

g.	Shelf life testing

h.	Biocompatibility testing

i.	EMC / Electrical safety testing

j.	Software validation testing

k.	Other evaluations depending on design requirements and relevant standards.

5.

Order enough components to construct 500 main units and 1,000 disposable assemblies. (This quantity may change once the Master Verification test plan is drafted.) The goal is to produce the DV and clinical assemblies in one batch. Once Design Verification is achieved, the batch will be suitable for the clinical testing. This will be documented using Ximedica’s Human Use Build protocol.

6.	Receive and inspect all components.

7.

Build and inspect units in order to conduct design verification testing. These units would have traceable production-equivalent components and functions. All work will be maintained under proper quality and document controls.

8.	Conduct design verification testing and confirm function per the published test protocols.

9.

Similar to the usability review activities of Phase 2, prepare and conduct several product test sessions with representative users. These sessions would focus on testing the physical prototypes and the draft labeling and IFU’s with clinical users. These sessions would also be structured as part of Full Product Validation Study documentation.

10.	Compile results and generate test reports.

11.	Prepare reports and documentation requested by the Regulatory Affairs team at NHC to support their FDA/EU submission package.

12.	Update any specifications or processes that were found inadequate during testing. All edits shall be made via formal document control processes. Repeat testing if required.

13.	Complete Instructions for Use and their specifications.

14.	Finalize Bill of Materials and Cost of Goods estimate, if necessary.

15.

Based on NHC’s feedback and direction, Ximedica shall update the follow-on phase processes, schedules, budget and deliverables in order to continue the development cycle. Where there is divergence from the original plan and budget, this update should provide explanation.

16.	Conduct a Phase 3 design review w/ NHC including signatures and detailed meeting minutes and action item list.

Phase 3 Deliverables:

•	Manufacturing Procedures
•	Inspection documentation
•	Process FMEA
•	Tooling and fixtures.
•	Final Instructions for Use
•	Summative Usability Testing protocol, interviews and reports
•	500 fully traceable main units
•	1,000 fully traceable disposable assemblies
•	Design Verification test protocols and results
	o	Design requirements confirmation testing
	o	Mechanical and tolerance limit testing
	o	Environmental exposure testing
	o	Shelf life testing
	o	Biocompatibility testing
•	Reports and information supporting NHC’s FDA submission package
•	Finalized Bill of Materials
•	Updated Cost of Goods
•	Phase 3 design review report
•	200 main units and 400 disposable units suitable for NHC’s clinical trial

Project Schedule Summary

Below is a top-level milestones schedule. Ximedica plans to resource this program appropriately to complete all aspects (“full” version of the PoNS controller) by Phase 3, design verification. We expect that with robust staffing, and our specific prior experience designing headsets and mouth pieces/guards, we can develop a reasonable solution for NHC in the limited time requested. Should delays occur which necessitate the delivery of a “lite” version of the PoNS controller, additional software development and finalization time is expected to be needed. It is estimated that this additional activity will require an additional two months for software finalization and another 2 months to perform limited design verification activates to address added or changed functions. This schedule is intended as a reference point in order to establish context. A formalized and complete Gantt chart will be generated with NHC during project initiation.

Phase	Approx Duration
Phase 1B: Concept Refinement & documentation	~ 2 months
Phase 2: Product Development	~ 4 months
Phase 3/4: Design Verification and Batch Qualification*	~ 5 months
Requalification efforts if software is not completed by DV	~ 4 months
Total Duration (Phases 1 – 3)	~ 10 months

* Overlaps Phase 2 by 1 month

Project Cost Structure

As mentioned above, Ximedica plans to resource this program appropriately to finish the development (“full” version of the PoNS controller) by Phase 3, design verification. Based on our conversations, schedule is of the utmost importance and the only way to achieve the September delivery is to staff the program robustly. Despite our experience with similar devices, headsets, mouth guards and the like, work must be completed quickly and efficiently and without major delays or issues. Should delays occur which necessitate the delivery of a “lite” version of the PoNS controller, additional software development and finalization time is expected to be needed. The additional months and budget to complete the “full” version should be thought of as a contingency to the planned budget and schedule. Ximedica bills as incurred and value delivered is reported weekly and budget used to date is reported monthly. The budget shown below should be considered a “robust” estimate and will be revised as the unknown details unfold and future risks are mitigated.

The budget estimates below represents a pragmatic estimate for the phases described based on Ximedica’s current knowledge of the project’s objectives and deliverables and related past experiences. Alternative budget scenarios are shown to provide a holistic consideration of possible outcomes. On the low end of the range is the “Goal” budget. This is a function of things generally going smoothly, efficient client interactions and last minute changes and requirements are inconsequential. On the other extreme, the “Conservative” budget describes what could happen if the opposite occurs. The former sets functional goals for the entire team (internal and external), while the latter provides a more buffered outlook for business and stakeholder reporting. Typically, neither extreme is likely, with the real outcome somewhere in between. Hence, the Pragmatic scenario.

Pragmatic Budget by Phase

** All values in thousands	Phase 1B	Phase 2	Phase 3/ 4	2nd Software DV Cycle
Design & Development Service Charges:	$492.0	$996.0	$960.0	$499.0
Prototype / Production Charges:	$5.0	$15.0	$120.0	$60.0
Capital Expenditures (molds, fixtures, etc):	$-	$-	$250.0	$-
External Labs & Testing Services:	$-	$50.0	$55.0	$25.0
Miscellaneous Expenses & Travel	$2.0	$4.0	$4.0	$2.0
Phase Total	$499.0	$1,065.0	$1,389.0	$586.0

**All values in thousands	Goal	Pragmatic	Conservative
Average Monthly FTE loading:	6	7	7
Duration (mo.):	10	10	14
Design & Development Service Charges:	$1,900.0	$2,448.0	$2,946.0
Prototype/Production Charges:	$100.0	$140.0	$200.0
Capital Expenditures (molds, fixtures, etc):	$220.0	$250.0	$250.0
External Labs & Testing Services:	$70.0	$105.0	$131.0
M iscellaneous Expenses & Travel:	$5.0	$10.0	$12.0
Program Total:	$2,295.0	$2,953.0	$3,539.0

Scenario Based Budgets for Program

Authorization of Work

Due to the accelerated nature of this effort, it is recommended that the entire planned amount be funded. To initiate work, please forward a purchase order referencing the Proposal ID# and Revision level (found on the cover page of this document) for a not-to-exceed value of the Phase 1-3 budget shown above. A project initiation deposit of $300,000 shall be invoiced immediately and shall be due upon receipt. This deposit shall be credited to the project at the end of the work scope.

Invoices shall be posted on a monthly basis based on the work accomplished. Billings in excess of the PO amount shall not be permitted without prior written authorization from the client.

Refer the attached Standard Business Terms for additional information and conditions. Ximedica cc: C. Sullivan

XIMEDICA, LLC	NeuroHabilitiation Corporation

By: /s/ Rick Beaulieu	By: /s/ Philippe Deschamps

Name: Rick Beaulieu	Name: Philippe Deschamps

Title: VP, Product Development	Title: CEO

Date: 3/7/2014	Date: 3/7/2014

Standard Business Terms and Conditions

Agreement. A purchase order referencing the Proposal ID # and Revision level or a signed copy of the Proposal will signify acceptance of these terms and form an agreement between your company and Ximedica.

Project Cost Estimates. XIMEDICA’S estimate of project costs and schedules is based on the scope and schedule of the project as mutually agreed. Project costs and schedules outlined in a specific proposal are valid for 30 days from the date of the proposal. If CLIENT’S approval process extends beyond this period, XIMEDICA reserves the right to review the estimated costs and schedule, and make revisions to them if necessary.

Adjustments may also be necessary as a result of changes in project scope and/or delays initiated by CLIENT. XIMEDICA assumes no responsibility for the impact on cost and/or schedule resulting from these and other circumstances beyond XIMEDICA’S control. If changes in this project are made that result in an increase in XIMEDICA’S time and expenses, XIMEDICA will notify CLIENT for CLIENT’S approval.

Any additional services, travel, expenses, meetings and/or conferences requested by CLIENT which are not identified in the approved project proposal will be considered an additional expense and will be billed accordingly.

Payment for Work. Upon proposal acceptance, a prepayment equal to the estimated average amount to be billed on a monthly basis through the course of the project must be forwarded to XIMEDICA. This deposit will be applied to the final payment due for project services rendered.

Invoices are issued monthly for work in progress and will include amounts for billable time, plus out-of-pocket and other expenses incurred during that period. All out-of-pocket and other project-related expenses (except billable time) will be invoiced at cost plus 15% to cover administration and handling. Invoices may not correspond to a particular phase completion date.

Amounts do not include applicable federal, state, or local taxes. These will be applied where appropriate and will be CLIENT’S responsibility. Payment terms are net 30 days from the date of the invoice. A service fee of 1.5% per month will be added to all accounts more than 45 days past due, and CLIENT is responsible for all collection and attorneys’ fees and costs required to collect unpaid amounts.

Project Cancellation CLIENT may cancel a project at any time, provided that XIMEDICA receive written notice at least 30 days prior to the intended date of cancellation. XIMEDICA will be entitled to payment for work delivered, and billable work in progress, plus expenses, through the date of cancellation. Notwithstanding termination of the project, the following provisions will survive: Payment for Work, Ownership of Work, Confidentiality, Claims, Disclaimer, and Limitation of Liability.

Ownership of Work. The results of the project for which XIMEDICA has been contracted will be delivered to and become CLIENT’S property upon payment in full of CLIENT’S outstanding balance for services and expenses. This project work includes all reports, designs, information, inventions, trade secrets, hardware, software, and other work product (“Project Work”) developed for the CLIENT, and all intellectual property rights embodied in or related to the Project Work. Unless otherwise set forth in the quotation, XIMEDICA hereby grants to CLIENT a worldwide, perpetual, royalty-free, non-exclusive license to any intellectual property owned XIMEDICA contained in any project work or other work product delivered to CLIENT in connection with the Project Work.

Client Responsibilities CLIENT is fully responsible for the accuracy, content, validation and testing of the Project Work, for ensuring that the Project Work does not infringe on the intellectual property rights of any third parties, and for securing patent protection if appropriate.

Confidentiality Both parties agree to hold in confidence any confidential information disclosed by the other party, including but not limited to, trade secrets, proprietary, technical, developmental, operating, financial, performance, cost, know-how, process, client and prospect information, and all samples, models, reports, tables, data and prototypes containing or disclosing such information, that is (a) marked or accompanied by documents clearly and conspicuously designating the information as “confidential” or the equivalent, or (b) identified by the disclosing party in writing as confidential before, during or promptly after the disclosure (“Confidential Information”). Confidential Information shall only be used by the recipient for the purposes of this proposal, and XIMEDICA will ensure that its subcontractors are directed accordingly. Both parties warrant that they have the rights to any property or confidential information disclosed to the other. Confidential Information does not include information: (a) generally available to or known to the public, (b) previously known to the recipient, (c) independently developed by the recipient outside the scope of this Agreement, (d) lawfully disclosed by a third party, or (e) disclosed pursuant to a court order.

Claims. CLIENT agrees to indemnify and hold harmless XIMEDICA and its subcontractors for any damages, costs, or losses that are suffered as a result of any claim arising directly or indirectly out of the services performed or materials provided by XIMEDICA to CLIENT in connection with this project, including but not limited to product liability and intellectual property claims by third parties, except in the case of knowing infringement or misappropriation of third party intellectual property by XIMEDICA. This obligation is conditioned on XIMEDICA providing CLIENT with (i) prompt notice of a claim, (ii) reasonable cooperation in any defense of the claim, and (iii) the right to control the defense and settlement of the claim.

Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, XIMEDICA MAKES NO WARRANTIES OR REPRESENTATIONS IN CONNECTION WITH THIS AGREEMENT AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY, QUALITY, FITNESS FOR PARTICULAR PURPOSE OR USE, TITLE, AND NONINFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OR TRADE. CLIENT ACKNOWLEDGES THAT SERVICES ARE PROVIDED ON AN “AS IS” BASIS.

Limitation of Liability. IN NO EVENT SHALL XIMEDICA BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES RELATED TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE NATURE OF THE CLAIM, EVEN IF XIMEDICA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL LIABILITY OF XIMEDICA FOR DAMAGES UNDER THIS AGREEMENT WILL NOT EXCEED THE TOTAL AMOUNT OF FEES PAID HEREUNDER BY CLIENT TO XIMEDICA FOR THE SERVICES RENDERED THAT GIVES RISE TO THE LIABILITY.

These terms and conditions supersede any terms and conditions appearing on CLIENT’S purchase orders or associated documents. Work will not begin on any project until this document has been read and agreed by representatives of XIMEDICA and CLIENT, and a commitment to commence the project has been made in the form of a purchase order referencing the proposal or a signed copy of the proposal. No modification to this project proposal will be binding on XIMEDICA unless in writing and signed by a duly authorized representative of XIMEDICA and the CLIENT.